Exhibit 99.1
PRA Group Names Pete Graham as Chief Financial Officer

NORFOLK, Va., June 22, 2016 - PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, today announced that on August 10, 2016, Pete Graham will be joining the company as executive vice president and chief financial officer.

Graham is a seasoned finance executive with more than 20 years focused on the financial services industry across a broad range of sectors including lending, leasing, insurance and asset management.

As a 14-year veteran of General Electric Company (GE), Graham served most recently as a finance executive on the GE Capital exit plan team, focused on GE’s disposition of the majority of GE Capital. His previous positions within GE Capital include chief financial officer for GE Commercial Distribution Finance and GE Capital Markets. He also served as global controller for Treasury and Global Funding Operations and controller and manager of Financial Planning and Analysis for GE Asset Management.

Prior to joining GE, Graham was with KPMG LLP for 10 years where as a senior manager he led audit and advisory teams serving clients in the financial services industry in insurance, banking and asset management. His tenure with KPMG included three years living and working in Switzerland while leading teams across Europe. Graham earned a Bachelor of Science in accounting from the University of Connecticut and is also a Certified Public Accountant.

Kevin Stevenson, president and chief administrative officer of PRA Group, said, “We are pleased to announce the addition of an experienced, international chief financial officer. Pete’s past work in the financial services industry, both directly and while in public accounting, fits our needs well. In addition, his background also includes managing funds in 30+ different currencies, complex hedge accounting and legal structures, and financial planning and analysis. In summary, Pete Graham is exactly what we were looking for and will be extremely beneficial to PRA Group as we continue to expand and grow both domestically and internationally.”

About PRA Group
As a global leader in acquiring and collecting nonperforming loans, PRA Group returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. PRA Group companies collaborate with customers to help them resolve their debt and provide a broad range of additional revenue and recovery services to business and government clients.

PRA has been recognized as one of Fortune's 100 Fastest-Growing Companies for three years, one of Forbes' Best Small Companies in America for eight consecutive years since 2007, and one of Forbes’ Best Midsize Employers in America in 2016. For more information, please visit www.pragroup.com

Investor Contact:
Darby Schoenfeld
Director of Investor Relations
(757) 431-7913
DCSchoenfeld@PRAGroup.com

News Media Contact:
Nancy Porter
Vice President, Corporate Communications
(757) 431-7950
NAPorter@PRAGroup.com

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